Exhibit 10.5

Schedule of Omitted Credit Agreement

In accordance with Instruction 2 to Item 601(a) of Regulation S-K, the Credit Agreement between PDL BioPharma, Inc. (the Company) and Paradigm Spine, LLC, dated February 14, 2014, has not been filed because it is substantially similar to the form of credit agreement that was filed as Exhibit 10.56 to the Company’s Annual Report on Form 10-K filed on March 3, 2014.  The following schedule sets forth the material details in which the omitted credit agreement differs from the form of credit agreement that was filed as Exhibit 10.56 to the Company’s Annual Report on Form 10-K filed on March 3, 2014.

Execution Date	Borrower(s)	Maturity Date	Amount Funded at Closing	Aggregate Available Credit	Additional Funding Conditions	Outstanding Borrowings Interest Rate Per Annum	Interest Only Period	Principal Repayment Schedule	Change in Control Fee
February 14, 2014	Paradigm Spine, LLC	February 14, 2019 or, if, Tranche 2 milestone is achieved and Tranche 2 is funded by Company, August 14, 2019	$50 million	Up to $75 million
Tranche 1: $50 million funded at Closing
Tranche 2: between $6.25 million and $12.5 million (at Borrower’s discretion) funded upon attainment of specified revenue milestone on or before December 31, 2014 and the occurrence of at least one positive health group determination
Tranche 3: Up to $12.5 million (at Borrower’s discretion) funded upon attainment of specified revenue milestone on or before June 30, 2015 and the occurrence of at least two positive health group determinations
						13.0% During the Interest Only Period, Borrower may elect to pay up to a portion of interest as PIK Interest, which amount shall be added to the aggregate principal balance	Ends September 30, 2016	Equal installments commencing on the first payment date after the Interest Only Period until final maturity	If $56.25 million is funded by Company and Borrower makes certain stock repurchases, Borrower charged a fee if it undergoes a change in control